Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

September 14, 2026

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, California 90248

Ladies and Gentlemen:

We have acted as counsel to Polar Power, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File Number 333-298541) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the Selling Shareholders listed therein (the “Selling Shareholders”), of up to an aggregate of 8,653,774 shares of common stock, $0.0001 par value per share of the Company (the “Common Stock”), consisting of:

(i)	33,113 shares of Common Stock (the “Consultant Shares”) that the Company issued to LU2 Holdings LLC as compensation under a Business Consultant Agreement between the parties (the “Consultant Agreement”);

(ii)	4,947,642 shares of Common Stock (the “Preferred Conversion Shares”) issuable upon the conversion of 1,611 shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred”) that the Company issued and sold to certain of the Selling Shareholders;

(iii)	763,889 shares of Common Stock (the “Mayers Note Shares”) issuable upon conversion of a convertible note in the original principal amount of $275,000 that the Company issued to Mayers Ventures LLC (the “Mayers Note”);

(iv)	1,206,434 shares of Common Stock (the “CFI Note Shares”) issuable upon conversion of a convertible note in the original principal amount of $600,000 that the Company issued to CFI Capital (the “CFI Note”);

(v)	1,000,000 shares of Common Stock (the “Monroe Note Shares”) issuable upon conversion of a convertible note in the original principal amount of $370,600 that the Company issued to Monroe Street Capital Partners, LP ( the “Monroe Note”);

(vi)	82,500 shares of Common Stock (the “LU2 Note Shares”) issuable upon conversion of a convertible note in the original principal amount of $82,500 that the Company issued to LU2 Holdings LLC (the “LU2 Note”);

(vii)	82,500 shares of Common Stock (the “CL Note Shares” and together with the Mayers Note Shares, the CFI Note Shares, the Monroe Note Shares and the LU2 Note shares, the “Note Shares”) issuable upon conversion of a convertible note in the original principal amount of $82,500 that the Company issued to CL Investment Group LLC (the “CL Note” and together with the Mayers Note, the CFI Note, the Monroe Note and the LU2 Note, the “Notes”); and

(viii)	537,696 shares of Common Stock (the “Warrant Shares”) issuable in connection with the exercise of certain warrants to purchase Common Stock that the Company issued and sold to certain of the Selling Shareholders (the “Warrants”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Polar Power, Inc. Page 2

In connection with this opinion, we have examined such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. We have also examined originals or copies, certified or otherwise identified to our satisfaction of the Company’s Certificate of Incorporation and Bylaws, the Certificate of Designations of the Convertible Preferred, the Consultant Agreement the Notes, the Warrants and certain other agreements relating to the issuance of Common Stock to the Selling Shareholders. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.	The Consultant Shares have been duly and validly issued and are fully paid and nonassessable;

2.	The Preferred Conversion Shares have been duly authorized for issuance and, when issued and paid for upon the conversion of the Convertible Preferred in accordance with the terms and conditions of the Convertible Preferred and the Certificate of Designations, will be validly issued, fully paid and nonassessable;

3.	The Note Shares have been duly authorized for issuance and, when issued and paid for upon the conversion of the Notes in accordance with the respective terms and conditions of the Notes, will be validly issued, fully paid and nonassessable; and

4.	The Warrant Shares have been duly authorized for issuance and, when issued and paid for upon exercise in accordance with the respective terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law..

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP